Exhibit j(ii) under Form N-1A
                                               Exhibit 23 under Item 601/Reg S-K


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to the Registration Statement No. 33-51247 on Form N-1A of our reports dated January 23, 2006 relating to the financial statements and financial highlights of Federated Conservative Allocation Fund, Federated Growth Allocation Fund, and Federated Moderate Allocation Fund (the Funds), a portfolio of Federated Managed Allocation Portfolios, appearing in the corresponding Annual Reports on Form N-CSR of the Funds for the year ended November 30, 2005 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in each Statement of Additional Information, which are part of such Registration Statement.


Deloitte & Touche LLP


Boston, Massachusetts
January 23, 2007